Teton Energy Announces Capital Budget and Provides Operational Projections for 2009

DENVER January 29, 2009. Teton Energy Corporation (“Teton” or the “Company”) (NASDAQ: TEC) announced today its capital budget, drilling plans and forecasted production volumes and expenses for 2009.

Capital Expenditures for 2009. The Company’s Board of Directors has approved Teton’s 2009 initial capital budget of up to approximately $10.5 million. The capital budget includes $7.9 million for drilling and $2.6 million for geological and geophysical, facilities and land. The Company plans to participate in the drilling of approximately 40 gross wells in 2009 and in the completion or recompletion of an additional 19 wells drilled prior to 2009. The final number of wells to be drilled and completed will depend on oil and gas prices and project economics. The Company plans to review and revise its 2009 capital budget upward or downward on a periodic basis, depending on economic circumstances and available capital.

Karl Arleth, President and CEO, commented, “Like most exploration and production companies, we have scaled back our capital expenditures from last year to preserve liquidity until commodity prices improve and credit constraints ease. Our primary focus is to continue to develop our low-cost, operated, shallow oil assets in the Central Kansas Uplift. The Company intends to closely manage and fund our operations with cash on hand, available cash flow from operations, funds available under its bank credit facility and proceeds from the possible sale of non-operated assets. Our total capital exposure should be approximately $2.0 million higher than our cash requirements when you include capital to be spent by partners on our behalf. We have also taken steps to reduce operating costs where possible and to reduce general and administrative expenses by approximately 55 percent.”

Drilling Plans for 2009. In the Teton-operated Central Kansas Uplift, the Company plans to drill 33 gross wells and do nine recompletions.

In the non-operated Piceance Basin, Teton’s partner has indicated it plans to complete three of 16 wells drilled in 2008 that had not been completed at year end and recomplete an additional six of 14 wells that have additional production potential. The 16 wells waiting for completion were drilled in 2008 and the three wells planned to be completed in 2009 are being postponed until winter weather subsides to minimize completion costs.

In the non-operated Williston Basin, the Company is participating in the completion of the Viall #1-30 well, which was drilled to test the Red River, Stonewall and Winnipeg formations on its Goliath acreage block. Teton has an approximate 17 percent working interest in the Viall #1-30 well. The Company and its partners signed an agreement with Red Technology Alliance, LLC (“RTA”) whereby RTA will drill from one to four horizontal wells to test the Bakken formation on the Goliath acreage at no cost to Teton. If all four wells are drilled, Teton’s working interest would be reduced from 25 percent to 15 percent in the Bakken formation.

In the Teton-operated eastern Big Horn Basin, the Company plans to drill and complete one gross well. The Company has received a permit to drill its first well to test the Greybull Sandstone, which is expected to commence drilling in the second half of the year due to wildlife restrictions. While drilling the Greybull well, the Company will core the Mowry Shale as the wellbore passes through that formation. Teton has signed an agreement with a third party, whereby they will pay for 90 percent of the cost of the Greybull well to drill to casing point, as well as 60 percent of the cost of the first Mowry well to casing point, in order to earn a 50 percent working interest in the company’s Big Horn acreage.

In the Denver Julesburg Basin, the Company does not plan to participate in the drilling of new wells in 2009, but will maintain its existing oil and gas production base in the Washco acreage and in southwest Nebraska.

Operational Projections. The following estimates have been prepared based on the Company’s current expectations for natural gas and crude oil prices and volumes, costs and expenses, debt balances and other items resulting from the Company’s 2009 capital budget. These projections are forward-looking and subject to various factors, including, but not limited to, those factors outlined in this release. The estimates do not include possible acquisitions or divestitures or other unforeseen events that may occur after this release, and are subject to upward or downward revisions if there are significant changes in the industry or the current world economic situation.

The estimated annual net production for 2009 is a range of 2.0 billion cubic feet equivalent (“Bcfe”) to 2.5 Bcfe as compared to 2008 estimated annual net production of approximately 2.9 Bcfe. The estimated lower production results from the lower capital expenditure budget in all operating areas, which in turn results in fewer new wells drilled to supply additional volumes.

For 2009, lease operating expenses (LOE), which include production overhead and water handling costs, are expected to be approximately $1.48 per thousand cubic feet equivalent (“Mcfe”). Transportation costs are estimated to be $0.67 per Mcfe. Production taxes are expected to average approximately 7.5 percent of wellhead prices. Exploration expenses, including geological and geophysical expenses, delay rentals and miscellaneous field expenses are expected to range from $1.5 million to $2.0 million. The above projections do not include potential dry hole expenses from exploratory operations in the Williston and Big Horn Basins.

Cash general and administrative expenses (“G&A”) are projected to range from $5.0 million to $5.5 million for 2009. Non-cash G&A, which includes stock compensation expense, is expected to range from $1.0 million to $1.5 million. Depreciation, depletion and accretion expense is expected to range from $12.0 million to $16.0 million. Interest expense is projected to range from $4.0 million to $5.0 million for 2009. The Company does not anticipate paying corporate income taxes in 2009.

Common Shares Outstanding. As of December 31, 2008, there were 23.8 million common shares outstanding.

Product Prices. Prices for natural gas and crude oil are subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors that are beyond the Company’s control. As part of the Company’s price risk management strategy, the Company enters into hedges from time to time on its equity production. For 2009, Teton has costless crude oil collars for approximately 80 percent of its estimated equity volumes of crude oil at a floor price of $90.00 per barrel and a ceiling price of $104.00 per barrel. The Company recently liquidated its hedging position (approximately one million cubic feet per day) for its natural gas volumes for $2.1 million, pending the possible sale of its major gas producing assets in the Piceance and DJ Basins. The Company cannot predict the price that it will receive for its unhedged products or for products beyond the term of the hedges.

Updates. This document will be maintained on Teton’s web site and included in a Form 8-K to be furnished to the Securities and Exchange Commission (“SEC”). Although the Company is not undertaking any duty or requirement to update the information contained in this report, if the Company decides to provide to any third party updated information that the Company believes may be material, the Company first will include that information in a Form 8-K furnished to the SEC. That information will also be posted on Teton’s web site. Minor revisions or updates to this information that the Company does not believe are material may be posted directly to the web site without announcement.

Company Description. Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, the Piceance Basin in western Colorado, the Williston Basin in North Dakota, the Big Horn Basin in Wyoming and the eastern Denver-Julesburg Basin in Colorado, Kansas and Nebraska. Teton is headquartered in Denver, Colorado. For more information about Teton, please visit the Company’s website at www.teton-energy.com.

Forward-Looking Statements. This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC. Teton’s disclosure reports are on file at the SEC and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.

Company contact:
Ron Wirth
Director of Investor Relations & Administration
(303) 565-4600
rwirth@teton-energy.com
www.teton-energy.com